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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 33-95058


                        HMC Acquisition Properties, Inc.
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            (Exact name of registrant as specified in its charter)

       10400 Fenwood Road, Bethesda, Maryland 20817-1109 (301) 380-9000
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(Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

           $350,000,000 (principal amount at maturity) Senior Notes
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                     Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii)  [ ]
                     Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)   [ ]
                     Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
                     Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6            [X]
                     Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:

39
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Pursuant to the requirements of the Securities Exchange Act of 1934 HMH
Properties, Inc., as successor by merger to HMC Acquisition Properties, Inc. has caused this notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 22, 1997          BY: /s/ Christopher G. Townsend
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                                     Cristopher G. Townsend
                                     HMH Properties, Inc. (successor by
                                     merger to HMC Acquisition Properties,Inc.)